EXHIBIT 15.2
August 3, 2020

The Partners of Vornado Realty L.P.
New York, New York
We are aware that our report dated August 3, 2020, on our review of the interim financial information of Vornado Realty L.P. and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, is incorporated by reference in the joint Registration Statement No. 333-224104 on Form S-3 of Vornado Realty Trust and Vornado Realty L.P.
/s/ DELOITTE & TOUCHE LLP

New York, New York